REVOLVING CREDIT AGREEMENT
DATED as of March 26, 1997
among
NEW ENGLAND BUSINESS SERVICE, INC.,
THE BANKS LISTED ON Schedule 1 hereto,
THE FIRST NATIONAL BANK OF BOSTON, as Agent, and
FLEET NATIONAL BANK, as Documentation Agent

TABLE OF CONTENTS
1.  DEFINITIONS AND RULES OF INTERPRETATION.  	1
1.1.  Definitions.  	1
1.2.  Rules of Interpretation.  	13
2.  THE REVOLVING CREDIT FACILITY.  	14
2.1.  Commitment to Lend Syndicated Loans.  	14
2.2.  Requests for Loans.  	15
2.3.  Competitive Bid Loans.	15
2.3.1.  Competitive Bid Borrowings.  	15
2.3.2.  Maximum Competitive Bid Loans; Funding
Losses.  	19
2.3.3.  Repayment of Competitive Bid Loans.  	20
2.4.  Funds for Loans.	20
2.4.1.  Funding Procedures.  	20
2.4.2.  Advances by Agent.  	20
2.5.  The Notes.  	21
2.6.  Reduction of Total Commitment.  	22
2.7.  Interest on Loans.  	22
2.8.  Conversion Options.  	23
2.8.1.  Conversion to Different Type of Syndicated
Loan.  	23
2.8.2.  Continuation of Type of Syndicated Loan.  	23
2.8.3.  Eurodollar Rate Loans.  	24
3.  REPAYMENT OF THE LOANS.  	24
3.1.  Maturity.  	24
3.2.  Mandatory Repayments of Loans.  	24
3.3.  Optional Repayments of Syndicated Loans.  	25
4.  CERTAIN GENERAL PROVISIONS.  	25
4.1.  Certain Fees.  	25
4.1.1. Closing Fee.  	25
4.1.2.  Agent's Fee.  	25
4.2.  Facility Fee.  	25
4.3.  Funds for Payments.  	26
4.3.1.  Payments to Agent.  	26
4.3.2.  No Offset, etc.  	26
4.4.  Computations.  	26
4.5.  Inability to Determine Eurodollar Rate.  	27
4.6.  Illegality.  	27
4.7.  Additional Costs, etc.  	28
4.8.  Capital Adequacy.  	29
4.9.  Certificate.  	29
4.10.  Indemnity.  	29
4.11.  Interest After Default.  	30
4.11.1.  Overdue Amounts.  	30
4.11.2.  Amounts Not Overdue.  	30
4.12.  Guaranties.  	30
5.  REPRESENTATIONS AND WARRANTIES.  	30
5.1.  Corporate Authority.  	30
5.1.1.  Incorporation; Good Standing.  	31
5.1.2.  Authorization.  	31
5.1.3.  Enforceability.  	31
5.2.  Governmental Approvals.  	31
5.3.  Title to Properties; Leases.  	32
5.4.  Financial Statements.  	32
5.5.  No Material Changes, etc.  	32
5.6.  Franchises, Patents, Copyrights, etc.  	32
5.7.  Litigation.  	33
5.8.  No Materially Adverse Contracts, etc.  	33
5.9.  Compliance With Other Instruments, Laws, etc.  	33
5.10.  Tax Status.  	33
5.11.  No Event of Default.  	34
5.12.  Holding Company and Investment Company Acts.  	34
5.13.  Absence of Financing Statements, etc.  	34
5.14.  Chief Executive Office.  	34
5.15.  Certain Transactions.  	34
5.16.  Employee Benefit Plans.  	34
5.16.1.  In General.  	34
5.16.2.  Terminability of Welfare Plans.  	35
5.16.3.  Guaranteed Pension Plans.  	35
5.16.4.  Multiemployer Plans.  	35
5.17.  Purpose of Loans; Regulations U and X.  	36
5.18.  Environmental Compliance.  	36
5.19.  Subsidiaries, etc.  	38
5.20.  Disclosure.  	38
5.21.  Fiscal Year.  	38
5.22.  Solvency.  	38
6.  AFFIRMATIVE COVENANTS OF THE BORROWER.  	39
6.1.  Punctual Payment.  	39
6.2.  Maintenance of Office.  	39
6.3. Records and Accounts.  	39
6.4.  Financial Statements, Certificates and Information.  	39
6.5.  Notices.  	41
6.5.1.  Defaults.  	41
6.5.2.  Environmental Events.  	41
6.5.3. Notice of Litigation and Judgments.  	41
6.6.  Corporate Existence; Maintenance of Properties.  	42
6.7.  Insurance.  	42
6.8.  Taxes.  	42
6.9.  Inspection of Properties and Books, etc.  	43
6.9.1.  General.  	43
6.9.2.  Communication with Accountants.  	43
6.10.  Compliance with Laws, Contracts, Licenses, and
Permits.  	43
6.11.  Employee Benefit Plans.  	44
6.12.  Use of Proceeds.  	44
6.13.  Further Assurances.  	44
7.  CERTAIN NEGATIVE COVENANTS OF THE BORROWER.  	44
7.1.  Restrictions on Indebtedness.  	44
7.2.  Restrictions on Liens.  	46
7.3. Restrictions on Investments.  	47
7.4.  Distributions.  	49
7.5.  Merger, Consolidation.  	49
7.5.1.  Mergers and Acquisitions.  	49
7.5.2.  Disposition of Assets.  	49
7.6.  Sale and Leaseback.  	50
7.7.  Compliance with Environmental Laws.  	50
7.8.  Employee Benefit Plans.  	50
7.9.  Fiscal Year.  	51
7.10.  Prohibition on Negative Pledges.  	51
7.11.  Creation and Maintenance of Subsidiaries.  	51
7.12.  Conduct of Business.  	51
8.  FINANCIAL COVENANTS OF THE BORROWER.  	52
8.1.  Funded Debt to EBITDA.  	52
8.2.  Minimum Fixed Charge Coverage Ratio.  	52
8.3.  Consolidated Net Worth.  	52
9.  CLOSING CONDITIONS.  	52
9.1.  Loan Documents.  	52
9.2.  Certified Copies of Charter Documents.  	52
9.3.  Corporate Action.  	52
9.4.  Incumbency Certificate.  	53
9.5.  UCC Search Results.  	53
9.6.  Certificates of Insurance.  	53
9.7.  Solvency Certificate.  	53
9.8.  Opinions of Counsel.  	53
9.9.  Payment of Fees.  	53
9.10.  Repayment of Existing Indebtedness.  	53
10.  CONDITIONS TO ALL BORROWINGS.  	54
10.1.  Representations True; No Event of Default.  	54
10.2.  No Legal Impediment.  	54
10.3.  Governmental Regulation.  	54
10.4.  Proceedings and Documents.  	54
11.  EVENTS OF DEFAULT; ACCELERATION; ETC.  	55
11.1.  Events of Default and Acceleration.  	55
11.2.  Termination of Commitments.  	58
11.3.  Remedies.  	59
12.  SETOFF.  	59
13.  THE AGENT.  	60
13.1.  Authorization.  	60
13.2.  Employees and Agents.  	60
13.3.  No Liability.  	61
13.4.  No Representations.  	61
13.5.  Payments.  	61
13.5.1.  Payments to Agent.  	61
13.5.2.  Distribution by Agent.  	62
13.5.3.  Delinquent Banks.  	62
13.6.  Holders of Notes.  	63
13.7.  Indemnity.  	63
13.8.  Agent as Bank.  	63
13.9.  Resignation.  	63
13.10.  Notification of Defaults and Events of Default.  	63
14.  EXPENSES.  	64
15.  INDEMNIFICATION.  	64
16.  SURVIVAL OF COVENANTS, ETC.  	65
17.  ASSIGNMENT AND PARTICIPATION.  	66
17.1.  Conditions to Assignment by Banks.  	66
17.2.  Certain Representations and Warranties; Limitations;
Covenants.  	66
17.3.  Register.  	68
17.4.  New Notes.  	68
17.5.  Participations.  	68
17.6.  Disclosure.  	69
17.7.  Assignee or Participant Affiliated with the Borrower.  	69
17.8.  Miscellaneous Assignment Provisions.  	69
17.9.  Assignment by Borrower.  	70
18.  NOTICES, ETC.  	70
19.  GOVERNING LAW.  	71
20.  HEADINGS.  	71
21.  COUNTERPARTS.  	71
22.  ENTIRE AGREEMENT, ETC.  	72
23.  WAIVER OF JURY TRIAL.  	72
24.  CONSENTS, AMENDMENTS, WAIVERS, ETC.  	72
25.  SEVERABILITY.  	73
26.  PRIOR CREDIT AGREEMENT.  	73

Exhibits

Exhibit A	-	Guaranty
Exhibit B	-	Loan Request
Exhibit C	-	Competitive Bid Quote Request
Exhibit D	-	Invitation For Competitive Bid Quotes
Exhibit E-1	-	Competitive Bid Quote
Exhibit E-2	-	Notice of Competitive Bid Borrowing
Exhibit E-3	-	Form of Notice of Competitive Bid Loans
Exhibit F-1	-	Syndicated Note
Exhibit F-2	-	Competitive Bid Note
Exhibit G	-	Compliance Certificate
Exhibit H	-	Assignment and Acceptance


Schedules

Schedule 1	-	Banks; Commitment Percentages
Schedule 5.3	-	Title to Property; Leases
Schedule 5.5	-	Distribution Since Balance Sheet Date
Schedule 5.15	-	Transactions with Affiliates
Schedule 5.18	-	Environmental Compliance
Schedule 5.19	-	Subsidiaries, etc.
Schedule 7.1	-	Existing Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.3		Existing Investments




REVOLVING CREDIT AGREEMENT
This REVOLVING CREDIT AGREEMENT is made as of March 26, 1997, by and among NEW ENGLAND BUSINESS
SERVICE, INC. (the "Borrower"), a Delaware corporation having its principal place of business at 500 Main Street, Groton, Massachusetts 01471, and THE FIRST NATIONAL BANK OF
BOSTON, a national banking association, and the other lending institutions listed on Schedule 1 hereto, THE FIRST NATIONAL
BANK OF BOSTON, as agent for itself and such other lending institutions, and FLEET NATIONAL BANK, as documentation agent for itself and such other lending institutions.
1.  DEFINITIONS AND RULES OF INTERPRETATION.
1.1. Definitions. The following terms shall have the meanings set forth in this sect.1 or elsewhere in the provisions of this Credit Agreement referred to below:
Affiliate. Any Person that would be considered to be an affiliate of the Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower were issuing securities. Agent's Head Office. The Agent's head office located at 100
Federal Street, Boston, Massachusetts 02110, or at such other location as the Agent may designate from time to time.
Agent's Side Letter.  See sect.4.1.2.
Agent. The First National Bank of Boston acting as agent for the Banks.
Agent's Special Counsel. Bingham, Dana & Gould LLP or such other counsel as may be approved by the Agent.
Applicable Eurodollar Rate Margin. For any fiscal quarter or portion thereof within any Interest Period with respect to any Eurodollar Rate Loan, four-tenths of one percent (0.40%) per annum; provided, however, that in the event that the ratio of Consolidated Funded Debt (calculated as of the last day of such fiscal quarter or portion thereof) to EBITDA (calculated for the four
(4) consecutive fiscal quarters ending on the last day of such fiscal quarter or portion thereof) meets the requirements set forth in the chart below, the Applicable Eurodollar Rate Margin shall, commencing with the date on which the Borrower delivers to the Banks the financial statements referred to in sect.6.4(a) or, as the case may be, sect.6.4(b), be the percentage set forth opposite the applicable ratio of Funded Debt to EBITDA in the table below:

Ratio of Funded
Debt to EBITDA
Applicable Eurodollar
Rate Margin
Less than or equal to
0.5:1
0.325%
Greater than 0.5:1 and
less than or equal to
1.0:1
0.350%
Greater than 1.0:1 and
less than or equal to
1.5:1
0.400%
Greater than 1.5:1
0.500%
Applicable Facility Fee Percentage. For any fiscal quarter or portion thereof, one-fifth of one percent (0.20%) per annum;
provided, however, that in the event that the ratio of Consolidated Funded Debt (calculated as of the last day of such fiscal quarter or portion thereof) to EBITDA (calculated for the four consecutive fiscal quarters existing on the last day of such fiscal quarter or portion thereof) meets the requirements set forth in the chart below, the Applicable Facility Fee Percentage shall, commencing with the date on which the Borrower delivers to the Banks the financial statements referred to in sect.6.4(a) or, as the case may be, sect.6.4(b), be the percentage set forth opposite the applicable ratio of Funded Debt to EBITDA set forth in the table below:

Ratio of Funded
Debt to EBITDA
Applicable Facility
Fee Percentage
Less than or equal to
0.5:1
0.125%
Greater than 0.5:1 and
less than or equal to
1.0:1
0.150%
Greater than 1.0:1 and
less than or equal to
1.5:1
0.200%
Greater than 1.5:1
0.250%
Assignment and Acceptance.  See sect.17.1.
Balance Sheet Date.  June 29, 1996.
Banks.  FNBB and the other lending institutions listed on
Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Bank pursuant to sect.17.
Base Rate.  The higher of (i) the annual rate of interest
announced from time to time by FNBB at its head office in Boston, Massachusetts, as its "base rate" and (ii) one-half of one percent
(1/2%) above the Federal Funds Effective Rate.  For the purposes of this definition, "Federal Funds Effective Rate" shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the
Federal Reserve System arranged by federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New
York, or, if such rate is not so published for any day that is a
Business Day, the average of the quotations for such day on such transactions received by the Agent from three funds brokers of recognized standing selected by the Agent.
Base Rate Loans.  Any Syndicated Loans bearing interest
calculated by reference to the Base Rate.
Borrower.  As defined in the preamble hereto.
Business Day.  Any day on which banking institutions in
Boston, Massachusetts, are open for the transaction of banking business and, in the case of Eurodollar Rate Loans, also a day which is a Eurodollar Business Day.
Capital Assets.  Fixed assets, both tangible (such as land,
buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and goodwill);
provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with generally accepted accounting principles.
Capital Expenditures.  Amounts paid or indebtedness
incurred by the Borrower or any of its Subsidiaries in connection with the purchase or lease by the Borrower or any of its
Subsidiaries of Capital Assets that would be required to be
capitalized and shown on the balance sheet of such Person in accordance with generally accepted accounting principles.
Capitalized Leases.  Leases under which the Borrower or any
of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.
CERCLA.  See sect.5.18.
Closing Date.  The first date on which the conditions set forth in sect.9 have been satisfied and any Loans are to be made.
Code.  The Internal Revenue Code of 1986.
Commitment.  With respect to each Bank, the amount set
forth on Schedule 1 hereto as the amount of such Bank's
commitment to make Syndicated Loans to the Borrower, as the
same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero. The
Competitive Bid Loans of such Bank outstanding at any time shall not affect such Bank's Commitment.
Commitment Percentage.  With respect to each Bank, the
percentage set forth on Schedule 1 hereto as such Bank's
percentage of the aggregate Commitments of all of the Banks. The Competitive Bid Loans of such Bank outstanding at any time shall not affect such Bank's Commitment Percentage.
Competitive Bid Loan(s).  A borrowing hereunder consisting
of one or more revolving credit loans made by any of the Banks whose offer to make a revolving credit loan as part of such
borrowing has been accepted by the Borrower under the auction bidding procedure described in sect.2.3 hereof.
Competitive Bid Note.  See sect.2.5(b) hereof.
Competitive Bid Quote.  An offer by a Bank to make a
Competitive Bid Loan in accordance with sect.2.3 hereof.
Competitive Bid Quote Request.  See sect.2.3.1(b) hereof.
Competitive Bid Rate.  See sect.2.3.1(d)(ii)(C) hereof.
Consolidated or consolidated.  With reference to any term
defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with generally accepted accounting principles.
Consolidated Funded Debt.  At any time of determination, the sum of (i) the amount of the Loans outstanding (after giving account to any amounts requested) plus accrued but unpaid interest thereon; plus (ii) the outstanding amount of any other Indebtedness for borrowed money, in respect of Capitalized Leases or which is otherwise subject to the payment of interest plus accrued but unpaid interest on such Indebtedness, including expenses
consisting of interest in respect of Capitalized Leases and including commitment fee, agency fee, facility fee, balance deficiency fee and similar fee expenses in connection with the borrowing of money. Consolidated Net Worth. The excess of Consolidated Total
Assets over Consolidated Total Liabilities.
Consolidated Total Assets. All assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.
Consolidated Total Interest Expense.  For any period, the
aggregate amount of interest required to be expensed by the
Borrower and its Subsidiaries in accordance with generally
accepted accounting principles during such period on all
Indebtedness of the Borrower and its Subsidiaries outstanding during all or any part of such period, including expense consisting of interest in respect of Capitalized Leases and including
commitment fee, agency fee, facility fee, balance deficiency fee and similar fee expense in connection with the borrowing of money. Consolidated Total Liabilities. All liabilities of the Borrower and its Subsidiaries determined on a consolidated basis in
accordance with generally accepted accounting principles.
Conversion Request.  A notice given by the Borrower to the
Agent of the Borrower's election to convert or continue a Loan in accordance with sect.2.8.
Credit Agreement.  This Revolving Credit Agreement,
including the Schedules and Exhibits hereto.
Default.  See sect.11.
Distribution.  The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of the Borrower, other than dividends payable solely in shares of common stock of the Borrower; the purchase, redemption, or other
retirement of any shares of any class of capital stock, or of any rights, warrants or options to acquire shares of any class of capital stock, of the Borrower, directly or indirectly through a Subsidiary of the Borrower or otherwise; the return of capital by the Borrower to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of the Borrower.
Dollars or $.  Dollars in lawful currency of the United States of America.
Domestic Lending Office.  Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Base Rate Loans.
Drawdown Date.  The date on which any Loan is made or is
to be made, and the date on which any Loan is converted or
continued in accordance with sect.2.8.
EBITDA.  The consolidated earnings (or loss) from the
operations of the Borrower and its Subsidiaries for any period, after all expenses and other proper charges but before payment or
provision for any income taxes, interest expense, depreciation or amortization for such period, determined in accordance with generally accepted accounting principles.
Eligible Assignee.  Any of (i) a commercial bank or finance
company organized under the laws of the United States, or any
State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States, or any
State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (iii) a commercial bank organized under the laws of any other country which is a member of the
Organization for Economic Cooperation and Development (the
"OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the
OECD; (iv) the central bank of any country which is a member of the OECD; and (v) if, but only if, an Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Agent, such approval not to be unreasonably
withheld.
Employee Benefit Plan.  Any employee benefit plan within
the meaning of sect.3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer
Plan.
Environmental Laws.  See sect.5.18(a).
ERISA.  The Employee Retirement Income Security Act of
1974, as amended, including all rules, regulations, decrees and orders arising thereunder.
ERISA Affiliate.  Any Person which is treated as a single
employer with the Borrower under sect.414 of the Code.
ERISA Reportable Event.  A reportable event with respect to
a Guaranteed Pension Plan within the meaning of sect.4043 of
ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.
Eurocurrency Reserve Rate.  For any day with respect to a
Eurodollar Rate Loan, the maximum rate (expressed as a decimal)
at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the
Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency
Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.
Eurodollar Business Day.  Any day on which commercial
banks are open for international business (including dealings in
Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Agent in its sole discretion acting in good faith.
Eurodollar Lending Office.  Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, that shall be making or maintaining Eurodollar Rate Loans.
Eurodollar Rate.  For any Interest Period with respect to a
Eurodollar Rate Loan, the rate of interest equal to (i) the arithmetic average of the rates per annum for FNBB (rounded upwards to the nearest 1/16 of one percent) of the rate at which FNBB's Eurodollar Lending Office is offered Dollar deposits two Eurodollar Business
Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations of such Eurodollar Lending Office are
customarily conducted at or about 10:00 a.m., Boston time, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the
amount of the Eurodollar Rate Loan of FNBB to which such
Interest Period applies, divided by (ii) a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable.
Eurodollar Rate Loans.  Any Syndicated Loans bearing
interest calculated by reference to the Eurodollar Rate.
Event of Default.  See sect.11.
FNBB.  The First National Bank of Boston in its individual
capacity.
generally accepted accounting principles.  (i) When used in
sect.8, whether directly or indirectly through reference to a capitalized term used therein, means (A) principles that are consistent with the principles promulgated or adopted by the
Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (B)
to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the year ended on the Balance Sheet Date, and (ii) when used in general, other than as provided above, means principles that are (A) consistent with the principles promulgated or adopted by the
Financial Accounting Standards Board and its predecessors, as in effect from time to time and (B) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of "generally accepted accounting principles" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.
Guaranteed Pension Plan.  Any employee pension benefit
plan within the meaning of sect.3(2) of ERISA maintained or
contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the
PBGC pursuant to Title IV of ERISA, other than a Multiemployer
Plan.
Guaranty.  A Guaranty entered into by a Subsidiary of the
Borrower pursuant to sect.7.5.1 or, as the case may be, sect.7.11 hereof, pursuant to which such Subsidiary guaranties to the Banks and the Agent the payment and performance of the Obligations, each in substantially the form of Exhibit A hereto.
Hazardous Substances.  See sect.5.18(b).
Indebtedness.  All obligations, contingent and otherwise, that in accordance with generally accepted accounting principles should be classified upon the obligor's balance sheet as liabilities, including in any event and whether or not so classified: (i) all debt and similar monetary obligations, whether direct or indirect; (ii) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; and (iii) all guarantees,
endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit.
Interest Payment Date.  (i) As to any Base Rate Loan, the last day of the calendar quarter which includes the Drawdown Date thereof; (ii) as to any Competitive Bid Loan, on the last day of the Interest Period applicable thereto; (iii) as to any Eurodollar Rate
Loan in respect of which the Interest Period is (A) 3 months or less, the last day of such Interest Period and (B) more than 3 months, the date that is 3 months from the first day of such Interest Period and, in addition, the last day of such Interest Period.
Interest Period.  With respect to each Loan, (i) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request or Notice of Competitive Bid
Borrowing (A) for any Base Rate Loan, the last day of the calendar quarter; (B) for any Competitive Bid Loan, from 7 through 180 days;
and (C) for any Eurodollar Rate Loan, 1, 2, 3, or 6 months; and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(a)  if any Interest Period with respect to a Eurodollar
Rate Loan would otherwise end on a day that is not a
Eurodollar Business Day, that Interest Period shall be
extended to the next succeeding Eurodollar Business Day
unless the result of such extension would be to carry such
Interest Period into another calendar month, in which event
such Interest Period shall end on the immediately preceding
Eurodollar Business Day;
(b)  if any Interest Period with respect to a Base Rate
Loan would end on a day that is not a Business Day, that
Interest Period shall end on the next succeeding Business
Day;
(c)  if the Borrower shall fail to give notice as provided
in sect.2.8, the Borrower shall be deemed to have requested a conversion of the affected Eurodollar Rate Loan to a Base
Rate Loan and the continuance of all Base Rate Loans as
Base Rate Loans on the last day of the then current Interest
Period with respect thereto;
(d)  any Interest Period that begins on the last
Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the
calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and
(e)  any Interest Period relating to any Loan that would
otherwise extend beyond the Revolving Credit Loan Maturity
Date shall end on the Revolving Credit Loan Maturity Date.
Investments.  All expenditures made and all liabilities
incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (i) the amount of any
Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (ii) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an
Investment unless and until such interest is paid; (iii) there shall be deducted in respect of each such Investment any amount
received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (iv) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (ii) may be deducted when paid; and (v) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof. Invitation for Competitive Bid Quotes. See sect.2.3.1(c)
hereof.
Loan Documents.  This Credit Agreement, the Notes, the
Agent's Side Letter, any Guaranty and all documents evidencing or relating to any interest rate protection arrangements entered into between the Borrower and any Bank.
Loan Request.  See sect.2.2.
Loans.  Revolving credit loans made or to be made by the
Banks to the Borrower pursuant to sect.2 hereof, whether
Syndicated Loans or Competitive Bid Loans.
Majority Banks.  As of any date, the Banks holding at least
fifty-one percent (51%) of the outstanding principal amount of the
Notes on such date; and if no such principal is outstanding, the
Banks whose aggregate Commitments constitutes at least fifty-one percent (51%) of the Total Commitment.
Margin Stock.  "Margin Stock" or "Margin Securities", as such terms are used in Regulations U and X of the Board of Governors of the Federal Revenue System, 12 C.F.R. Parts 221 and 224.
Multiemployer Plan.  Any multiemployer plan within the
meaning of sect.3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.
Notes.  The Competitive Bid Notes and the Syndicated Notes.
Notice of Competitive Bid Borrowing. See sect.2.3.1(f) hereof. Obligations. All indebtedness, obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Banks and
the Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract,
operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents (including any interest rate protection arrangements entered into between the
Borrower and any Bank), or in respect of any of the Loans or any of the Notes or other instruments at any time evidencing any thereof. outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.
PBGC.  The Pension Benefit Guaranty Corporation created by
sect.4002 of ERISA and any successor entity or entities having similar responsibilities.
Permitted Liens.  Liens, security interests and other
encumbrances permitted by sect.7.2.
Permitted Acquisition.  The acquisition of any Person,
business, division, or specified group of assets by the Borrower or any of its Subsidiaries, provided that (1)  the Agent and the
Majority Banks approve, in their sole discretion, such acquisition in writing in advance or (2) each of the following conditions is met;
	(a)	immediately prior to and after, and after giving
effect to, such acquisition, no Default or Event of Default shall then exist;
	(b)	the aggregate consideration paid or to be paid by
the Borrower or any of its Subsidiaries in connection with all such acquisitions (whether in the form of cash, stock (as valued for the purposes of such acquisitions) or the assumption of Indebtedness for borrowed money, debt or other similar monetary obligations by the Borrower or any of its Subsidiaries (including such Indebtedness in existence prior to the date of any such acquisition which was not incurred in connection with or contemplation thereof)) shall not exceed $10,000,000;
	(c)	such acquisition shall have been approved by the
board of directors and shareholders, if required, of such Person; and
	(d)	either (i) such acquisition is the acquisition of
assets only (for use in substantially the same line of business as the line of business of the Borrower) or (ii) such acquisition involves the purchase of the capital stock or other equity interests of a Person and each of the following conditions is met:
		(A)	such acquisition is the acquisition of one
hundred percent (100%) of the capital stock or other equity
interests of such Person.
		(B)	such Person is in substantially the same
line of business as the Borrower,
		(C)	not less than ten (10) Business Days prior
to such acquisition, the Borrower shall notify the Banks
thereof, and
		(D)	contemporaneously with the occurrence of
such acquisition, the Borrower shall (I) cause such Person to guaranty all of the Obligations hereunder pursuant to a
Guaranty in form and substance satisfactory to the Agent,
which such Guaranty shall be a Loan Document hereunder,
and (II) cause such Person to deliver to the Banks and the
Agent (aa) evidence of proper corporate authorization, and
(bb) legal opinions with respect to each of the matters and
documents set forth in this clause (D), in each case, in form and substance satisfactory to the Agent and the Banks.
Person.  Any individual, corporation, partnership, trust,
unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.
Real Estate.  All real property at any time owned or leased
(as lessee or sublessee) by the Borrower or any of its Subsidiaries. Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Loan referred to in such Note.
Revolving Credit Loan Maturity Date.  March 26, 2002.
Subsidiary.  Any corporation, association, trust, or other
business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting
Stock.
Syndicated Loan(s).  One or more revolving credit loans
funded by the Banks in accordance with their respective
Commitment Percentages.
Syndicated Note.  See sect.2.5(a) hereof.
Total Commitment.  The sum of the Commitments of the
Banks, as in effect from time to time, but not to exceed the aggregate amount of $60,000,000.
Type.  As to any Syndicated Loan, its nature as a Base Rate
Loan or a Eurodollar Rate Loan.
Voting Stock.  Stock or similar interests, of any class or
classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.
1.2.  Rules of Interpretation.
(a)  A reference to any document or agreement shall
include such document or agreement as amended, modified or
supplemented from time to time in accordance with its terms
and the terms of this Credit Agreement.
(b)  The singular includes the plural and the plural
includes the singular.
(c)  A reference to any law includes any amendment or
modification to such law.
(d)  A reference to any Person includes its permitted
successors and permitted assigns.
(e)  Accounting terms not otherwise defined herein
have the meanings assigned to them by generally accepted
accounting principles applied on a consistent basis by the
accounting entity to which they refer.
(f)  The words "include", "includes" and "including" are
not limiting.
(g)  All terms not specifically defined herein or by
generally accepted accounting principles, which terms are
defined in the Uniform Commercial Code as in effect in the
Commonwealth  of Massachusetts, have the meanings
assigned to them therein, with the term "instrument" being
that defined under Article 9 of the Uniform Commercial Code.
(h)  Reference to a particular "sect." refers to that
section of this Credit Agreement unless otherwise indicated.
(i)  The words "herein", "hereof", "hereunder" and words
of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit
Agreement.
2.  THE REVOLVING CREDIT FACILITY.
2.1.  Commitment to Lend Syndicated Loans.  Subject to
the terms and conditions set forth in this Credit Agreement, each of the Banks severally agrees to lend to the Borrower and the
Borrower may borrow, repay, and reborrow from time to time
between the Closing Date and the Revolving Credit Loan Maturity
Date upon notice by the Borrower to the Agent given in accordance with sect.2.2, such sums ("Syndicated Loans") as are requested by the Borrower up to a maximum aggregate principal amount
outstanding (after giving effect to all amounts requested) at any one time equal to such Bank's Commitment (without regard to any
Competitive Bid Loans of such Bank outstanding at such time), provided that (i) the sum of the outstanding amount of the
Syndicated Loans (after giving effect to all amounts requested) plus the outstanding aggregate principal amount of all Competitive Bid
Loans made by all Banks shall not at any time exceed the Total
Commitment and (ii) at all times the outstanding aggregate
principal amount of all Syndicated Loans made by each Bank shall equal such Bank's Commitment Percentage of the outstanding
aggregate principal amount of all Syndicated Loans made pursuant to the terms of this Credit Agreement.  The Syndicated Loans shall be made pro rata in accordance with each Bank's Commitment
Percentage. Each request for a Syndicated Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in sect.9 and sect.10, in the case of the initial Syndicated Loans to be made on the Closing Date, and sect.10, in the case of all other Syndicated Loans, have been satisfied on the date of such request.
2.2.  Requests for Loans.  The Borrower shall give to the
Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed in a writing in the form of Exhibit B hereto) of each Syndicated Loan requested hereunder (a "Loan Request") by
10:00 a.m. (i) on the proposed Drawdown Date of any Base Rate
Loan and (ii) two (2) Eurodollar Business Days prior to the
proposed Drawdown Date of any Eurodollar Rate Loan.  Each such notice shall specify (A) the principal amount of the Syndicated Loan requested, (B) the proposed Drawdown Date of such Syndicated
Loan, (C) the Interest Period for such Syndicated Loan and (D) the
Type of such Syndicated Loan.  Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof. Each such notice shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Syndicated Loan requested from the Banks on the proposed Drawdown Date.  Each Loan Request
shall be in a minimum aggregate amount of $1,000,000 or any
integral multiple of $500,000 in excess thereof.
2.3.  Competitive Bid Loans.
2.3.1.  Competitive Bid Borrowings.  (a)  The
Competitive Bid Option.  In addition to the Syndicated Loans permitted to be made hereunder pursuant to sect.2.1 hereof,
the Borrower may, from time to time from the Closing Date
until the Revolving Credit Loan Maturity Date pursuant to
the terms of this sect.2.3, cause the Agent to request the
Banks to make offers to fund Competitive Bid Loans to the
Borrower from time to time prior to the Revolving Credit
Loan Maturity Date.  The Banks may, but shall have no
obligation to, make such offers and the Borrower may, but
shall have no obligation to, accept such offers in the manner set forth in this sect.2.3.  Each Bank may make Competitive
Bid Loans in an aggregate amount (after giving effect to all amounts requested) not to exceed the lesser of $20,000,000
and the Total Commitment, provided that the aggregate
amount of all outstanding Syndicated Loans (after giving
effect to all amounts requested) plus the aggregate amount of all outstanding Competitive Bid Loans (after giving effect to all amounts requested) shall at no time exceed the Total
Commitment.
(b)  Competitive Bid Quote Request.  When the
Borrower wishes to request offers to make Competitive Bid
Loans under this sect.2.3, it shall transmit to the Agent by telex or facsimile a Competitive Bid Quote Request
substantially in the form of Exhibit C attached hereto (a
"Competitive Bid Quote Request") so as to be received no later than 1:00 p.m. (Boston time) on the Business Day prior to the requested Drawdown Date, specifying (i) the requested
Drawdown Date (which must be a Business Day), (ii) the
amount of such Competitive Bid Loan (which must be a
minimum of $1,000,000 or any greater integral multiple of
$500,000 and may not exceed the Total Commitment), and
(iii) the Interest Period of such Competitive Bid Loan (which may not extend beyond the Revolving Credit Loan Maturity
Date).  The Borrower may request offers to make Competitive
Bid Loans for one amount and three Interest Periods in a
single Competitive Bid Quote Request.
(c)  Invitation for Competitive Bid Quotes; Alternative
Manner of Auction.  Subsequent to timely receipt of a
Competitive Bid Quote Request, the Agent shall send to the
Banks by telex or facsimile an Invitation for Competitive Bid
Quotes substantially in the form of Exhibit D attached hereto
(an "Invitation for Competitive Bid Quotes"), as promptly as possible but not later than 3:00 p.m. (Boston time) on the
Business Day prior to the requested Drawdown Date which
shall constitute an invitation by the Borrower to each Bank to submit Competitive Bid Quotes offering to make Competitive
Bid Loans to which such Competitive Bid Quote Request
relates in accordance with this sect.2.3.  If, after receipt by the Agent of a Competitive Bid Quote Request from the
Borrower in accordance with subsection (b) of this sect.2.3.1, the Agent or any Bank shall be unable to complete any
procedure of the auction process described in subsections (c)
through (f) (inclusive) of this sect.2.3.1 due to the inability of such Person to transmit or receive communications through
the means specified therein, such Person may rely on
telephonic notice for the transmission or receipt of such
communications.  In any case where such Person shall rely on telephone transmission or receipt, any communication made
by telephone shall, as soon as possible thereafter, be followed by written confirmation thereof.
(d)  Submission and Contents of Competitive Bid
Quotes.
(i)  Each Bank may submit a Competitive Bid
Quote containing an offer or offers to make Competitive
Bid Loans in response to any Invitation for Competitive
Bid Quotes.  Each Competitive Bid Quote must comply
with the requirements of this subsection (d) and must
be submitted to the Agent by telex or facsimile not later
than 10:00 a.m. (Boston time) on the requested
Drawdown Date, provided that Competitive Bid Quotes
may be made by the Agent in its capacity as a Bank
only if it notifies the Borrower of the terms of its
Competitive Bid Quote no later than 9:30 a.m. (Boston
time) on the requested Drawdown Date.  Subject to the
provisions of sect.sect.9, 10 and 11 hereof, any
Competitive Bid Quote so made shall be irrevocable
except with the written consent of the Agent given on
the instructions of the Borrower.
(ii)  Each Competitive Bid Quote shall be in
substantially the form of Exhibit E-1 attached hereto (a
"Competitive Bid Quote") and shall in any case specify:
(A)  the requested Drawdown Date and
Interest Periods,
(B)  the principal amount of the
Competitive Bid Loan for which each such offer
is being made, which principal amount (x) may
be greater than the Commitment Amount of the
quoting Bank but may not exceed the Total
Commitment, (y) must be $1,000,000 or a larger
multiple of $500,000 and (z) may not exceed the
aggregate principal amount of Competitive Bid
Loans for which offers were requested,
(C)  the rate of interest per annum
(rounded to the nearest 1/1000th of 1%) (the
"Competitive Bid Rate") offered for each such
Competitive Bid Loan, and
(D)  the identity of the quoting Bank.
(iii)  Any Competitive Bid Quote shall be
disregarded if it:
(A)  is not substantially in the form of
Exhibit E-1 attached hereto or does not specify
all of the information required by subsection
(d)(ii) of this sect.2.3.1;
(B)  contains qualifying, conditional or
similar language (except that it may, in the case
of a quote relating to more than one Interest
Period, contain the condition that the Bank will
fund any one, but not more, of the Competitive
Bid Loans offered in such Competitive Bid
Quote);
(C)  proposes terms other than or in
addition to those set forth in the applicable
Invitation for Competitive Bid Quotes; or
(D)  arrives after the time set forth in
subsection (d)(i) of this sect.2.3.1.
(e)  Notice to Borrower.  Not later than 10:30 a.m.
(Boston time) on the requested Drawdown Date, the Agent
shall notify the Borrower of the terms of all Competitive Bid
Quotes submitted by the Banks in accordance with subsection
(d) of this sect.2.3.1.  The Agent's notice to the Borrower shall specify (i) the aggregate principal amount of Competitive Bid
Loans for which offers have been received for each Interest
Period specified in the related Competitive Bid Quote
Request, and (ii) the respective principal amounts and
Competitive Bid Rates so offered.
(f)  Acceptance and Notice by Borrower.  Not later than
11:00 a.m. (Boston time) on the requested Drawdown Date,
the Borrower shall notify the Agent, and the Agent shall
promptly notify each Bank with respect to its offer, of the
Borrower's acceptance or non-acceptance of the offers of
which it was notified pursuant to subsection (e) of this
sect.2.3.1.  In the case of an acceptance, such notice shall (i)
be substantially in the form of Exhibit E-2 attached hereto (a
"Notice of Competitive Bid Borrowing"), (ii) be irrevocable by the Borrower, and (iii) specify the aggregate principal amount of offers for each Interest Period that are accepted.  Each
acceptance by the Borrower of Competitive Bid Loans
hereunder shall constitute a representation and warranty by
the Borrower that the conditions set forth in sect.sect.9 and
10 hereof have been satisfied on the date of such acceptance.
The Borrower may accept any Competitive Bid Quote in
whole or in part; provided that:
(A)  the aggregate principal amount of each
Competitive Bid Loan may not exceed the
applicable amount set forth in the related
Competitive Bid Quote Request,
(B)  the aggregate principal amount of each
Competitive Bid Loan must be $1,000,000 or a
larger multiple of $500,000, and
(C)  acceptance of offers may only be made
on the basis of ascending Competitive Bid Rates.
(g)  Allocation by Agent; Usage of Commitments.  If
offers are made by two or more Banks with the same
Competitive Bid Rates, for a greater aggregate principal
amount than the amount in respect of which offers are
accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Agent among such Banks
as nearly as possible (in such multiples, not less than
$100,000 as the Agent may deem appropriate) in proportion
to the aggregate principal amounts of such offers.  If any such
Bank has indicated a minimum acceptable Competitive Bid
Loan in its Competitive Bid Request, and under the
procedures of this subsection (g), the Agent would have
allocated to it an amount less than such minimum, such
Competitive Bid Quote will instead be deemed to have been
withdrawn.  Determination by the Agent of the amounts of
Competitive Bid Loans and the allocation thereof shall be
conclusive in the absence of manifest error.  The Agent shall, promptly after the funding of any Competitive Bid Loan,
notify the Banks thereof pursuant to a notice substantially in the form of Exhibit E-3 attached hereto.
(h)  Funding of Competitive Bid Loans.  If, on or prior
to the Drawdown Date of any Competitive Bid Loan, the Total
Commitment has not terminated in full and if, on such
Drawdown Date, the applicable conditions of sect.sect.4 and
10 hereof are satisfied, the Bank or Banks whose offers the
Borrower has accepted will fund each Competitive Bid Loan
so accepted as provided in sect.2.4.1 hereof.
2.3.2.  Maximum Competitive Bid Loans; Funding
Losses.  (a)  Notwithstanding any other provision herein to
the contrary, at no time shall the aggregate principal amount of Competitive Bid Loans outstanding at any time exceed the
lesser of (i) the Total Commitment minus the aggregate
principal amount of Syndicated Loans outstanding at such
time and (ii) $20,000,000.
(b)  If after acceptance of any Competitive Bid Quote
pursuant to sect.2.3.1(f) hereof, the Borrower fails to borrow any Competitive Bid Loan so accepted on the date specified
therefor, the Borrower shall indemnify the Bank funding
such Loan against any loss or expense incurred by reason of
the liquidation or reemployment of deposits or other funds
acquired by such Bank to fund or maintain such unborrowed
Competitive Bid Loans, including, without limitation,
compensation as provided in sect.4.10 hereof.
2.3.3.  Repayment of Competitive Bid Loans.  The
principal of each Competitive Bid Loan shall become
absolutely due and payable by the Borrower on the last day of the Interest Period relating thereto, and the Borrower hereby absolutely and unconditionally promises to pay to the Agent, for the accounts of the relevant Banks, on the last day of the
Interest Period relating thereto the principal amount of all such Competitive Bid Loans plus interest thereon at the
applicable Competitive Bid Rate.  Subject to the terms of this
Credit Agreement, the Borrower may reborrow any amounts
so repaid from time to time prior to the Revolving Credit Loan
Maturity Date.
2.4.  Funds for Loans.
2.4.1.  Funding Procedures.  Not later than 1:30 p.m.
(Boston time) on the proposed Drawdown Date of any
Syndicated Loans or Competitive Bid Loans, as applicable,
each of the relevant Banks will make available to the Agent, at the Agent's Head Office, in immediately available funds,
the amount of such Bank's Commitment Percentage of the
amount of the requested Syndicated Loans or the amount of
such Bank's Competitive Bid Loan, as applicable.  Upon
receipt from each Bank of such amount, and upon receipt of
the documents required by sect.sect.9 and 10 hereof and the
satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the
Borrower the aggregate amount of such Loans made available
to the Agent by the relevant Banks.  The failure or refusal of any Bank to make available to the Agent its Commitment
Percentage of the requested Syndicated Loans on any
Drawdown Date shall not excuse any other Bank from
making available to the Agent the amount of such other
Bank's Commitment Percentage of any requested Syndicated
Loans.
2.4.2.  Advances by Agent.  The Agent may, unless
notified to the contrary by any Bank prior to a Drawdown
Date, assume that such Bank has made available to the
Agent on such Drawdown Date the amount of such Bank's
Commitment Percentage of the Syndicated Loans (or, in the
case of Competitive Bid Loans, the amount of such Bank's
accepted offers of Competitive Bid Loans, if any) to be made on such Drawdown Date, and the Agent may (but it shall not
be required to), in reliance upon such assumption, make
available to the Borrower a corresponding amount.  If any
Bank makes available to the Agent such amount on a date
after such Drawdown Date, such Bank shall pay to the Agent
on demand an amount equal to the product of (a) the average
computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (b) the amount of such Bank's Commitment
Percentage of such Syndicated Loans (or accepted offers of
Competitive Bid Loans, as applicable), times (c) a fraction, the numerator of which is the number of days that elapse
from and including such Drawdown Date to the date on which
the amount of such Bank's Syndicated Loans or Competitive
Bid Loans, as applicable, shall become immediately available to the Agent, and the denominator of which is 365.  A
statement of the Agent submitted to such Bank with respect
to any amounts owing under this sect.2.4.2 shall be prima
facie evidence of the amount due and owing to the Agent by
such Bank.  If the amount of such Bank's Syndicated Loans
or Competitive Bid Loans, as applicable, is not made
available to the Agent by such Bank within three (3)
Business Days following such Drawdown Date, the Agent
shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum
applicable to the Syndicated Loans or Competitive Bid Loans, as applicable, made on such Drawdown Date.  Any payment
by the Borrower to the Agent of any Syndicated Loans or
Competitive Bid Loans pursuant to this sect.2.4.2 shall be
deemed to be a payment of the Loans that were to be made by
the Bank that failed to make such Syndicated Loans or
Competitive Bid Loans, as applicable.
2.5.  The Notes.  (a)  The Syndicated Loans shall be
evidenced by separate promissory notes of the Borrower in
substantially the form of Exhibit F-1 attached hereto (each a
"Syndicated Note"), dated as of the Closing Date and completed with appropriate insertions.  A Syndicated Note shall be payable to the order of each Bank in a principal amount equal to such Bank's Commitment Amount or, if less, the outstanding amount of all
Syndicated Loans made by such Bank, plus interest accrued
thereon, as set forth below.  The Borrower irrevocably authorizes each Bank to make, at or about the time of the Drawdown Date of any Syndicated Loan or at the time of receipt of any payment of principal on such Bank's Syndicated Note, an appropriate notation on the Record attached to such Bank's Syndicated Note reflecting the making of such Syndicated Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the
Syndicated Loans set forth on such Bank's Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank's Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any
Syndicated Note to make payments of principal of or interest on any Syndicated Note when due.
(b)	The Competitive Bid Loans shall be evidenced by
separate promissory notes of the Borrower in substantially the form of Exhibit F-2 attached hereto (each a "Competitive Bid Note"), dated as of the Closing Date and completed with appropriate
insertions.  A Competitive Bid Note shall be payable to the order of each Bank in a principal amount equal to $20,000,000 or, if less, the outstanding amount of all Competitive Bid Loans made by such
Bank to the Borrower hereunder, as set forth in sect.2.3 hereof, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each Bank to make, at or about the time of the Drawdown Date of any Competitive Bid Loan made by such
Bank or at the time of receipt of the payment of principal of such Competitive Bid Loan, an appropriate notation on the Record attached to such Bank's Competitive Bid Note reflecting the making of such Competitive Bid Loan and repayments thereof.  All such notations shall constitute prima facie evidence of the amount of such Competitive Bid Loans and the repayments thereof, but the failure to record, or any error in so recording such amount on such Bank's Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Competitive Bid Note to make payments of principal or interest on any Competitive Bid Note when due.
2.6.  Reduction of Total Commitment.  The Borrower shall
have the right at any time and from time to time upon five (5)
Business Days prior written notice to the Agent to reduce by
$1,000,000 or an integral multiple thereof or terminate entirely the unborrowed portion of the Total Commitment, whereupon the
Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount
specified in such notice or, as the case may be, terminated.
Promptly after receiving any notice of the Borrower delivered pursuant to this sect.2.6, the Agent will notify the Banks of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Banks the full amount of any commitment fee then accrued on the amount of the reduction.  No reduction or
termination of the Commitments or of the Total Commitment may
be reinstated.
2.7.  Interest on Loans.  Except as otherwise provided in
sect.4.11,
(a)  Each Base Rate Loan shall bear interest for the
period commencing with the Drawdown Date thereof and
ending on the last day of the Interest Period with respect
thereto at the Base Rate.
(b)  Each Eurodollar Rate Loan shall bear interest for
the period commencing with the Drawdown Date thereof and
ending on the last day of the Interest Period with respect
thereto at a rate per annum equal to the sum of the
Applicable Eurodollar Rate Margin plus the Eurodollar Rate
determined for such Interest Period.
(c)	Each Competitive Bid Loan shall bear interest at
the rate per annum specified in the applicable Competitive
Bid Quote with respect to such Competitive Bid Loan.
(d) The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.
2.8.  Conversion Options.
2.8.1.  Conversion to Different Type of Syndicated
Loan. The Borrower may elect from time to time to convert any outstanding Syndicated Loan to a Syndicated Loan of another Type, provided that (i) with respect to any such conversion of a Syndicated Loan to a Base Rate Loan, the Borrower shall give the Agent written notice of such election by 10:00 a.m. on the proposed conversion date of such Syndicated Loan; (ii) with respect to any such conversion of a Eurodollar Rate Loan into a Syndicated Loan of another
Type, such conversion shall only be made on the last day of the Interest Period with respect thereto; (iii) with respect to any such conversion of a Base Rate Loan to a Eurodollar Rate
Loan, the Borrower shall give the Agent at least two (2)
Eurodollar Business Days prior written notice of such election and (iv) no Syndicated Loan may be converted into a a Eurodollar Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Syndicated Loans to its Domestic Lending Office or its
Eurodollar Lending Office, as the case may be. All or any part of outstanding Syndicated Loans of any Type may be converted as provided herein, provided that partial conversions shall be in an aggregate principal amount of $500,000 or a whole multiple thereof. Each Conversion
Request relating to the conversion of a Syndicated Loan to or a Eurodollar Rate Loan shall be irrevocable by the Borrower.
2.8.2.  Continuation of Type of Syndicated Loan.  Any
Syndicated Loans of any Type may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in sect.2.8.1; provided that no Eurodollar Rate
Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which the officers of the Agent active upon the Borrower's account have actual knowledge. In the event that the Borrower fails to provide any such notice with respect to the continuation of any Eurodollar Rate Loan as such, then such Eurodollar Rate
Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto. The
Agent shall notify the Banks promptly when any such automatic conversion contemplated by this sect.2.8 is scheduled to occur.
2.8.3.  Eurodollar Rate Loans.  Any conversion to or from
Eurodollar Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Rate Loans having the same Interest Period shall not be less than $1,000,000 or a whole multiple of $500,000 in excess thereof.
3.  REPAYMENT OF THE LOANS.
3.1. Maturity. The Borrower promises to pay on the Revolving Credit Loan Maturity Date, and there shall become absolutely due and payable on the Revolving Credit Loan Maturity
Date, all of the Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.
3.2. Mandatory Repayments of Loans. If at any time the sum of the outstanding amount of the Loans exceeds the Total
Commitment, then the Borrower shall immediately pay the amount of such excess to the Agent for application to the Loans for the respective accounts of the Banks. Each prepayment of Loans shall be allocated among the Banks, in proportion, as nearly as practicable to the respective unpaid principal amount of each Bank's Syndicated Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion, and if no Syndicated Loans are outstanding, the Competitive Bid Loans, in proportion, as nearly as practicable, to the unpaid principal amount of each Bank's Competitive Bid Note.
If at any time the sum of the outstanding amount of the Competitive Bid Loans exceeds $20,000,000, then the Borrower shall immediately pay the amount of such excess to the Agent for application to the Competitive Bid Loans made by the Banks, in proportion, as nearly as practicable, to the unpaid principal amount of each Bank's Competitive Bid Note.
3.3.  Optional Repayments of Syndicated Loans.  The
Borrower shall have the right, at its election, to repay the outstanding amount of the Syndicated Loans, as a whole or in part, at any time without penalty or premium, provided that all prepayments of Eurodollar Rate Loans prior to the end of the Interest Period relating thereto shall obligate the Borrower to pay any breakage costs associated with such Eurodollar Rate Loans in accordance with sect.4.10 hereof. The Borrower shall give the Agent written notice, no later than 10:00 a.m., Boston time, on the Business Day of any proposed repayment pursuant to this sect.3.3 of Base Rate Loans, and two (2) Eurodollar Business Days notice of any proposed repayment pursuant to this sect.3.3 of Eurodollar
Rate Loans, in each case, specifying the proposed date of payment of such Syndicated Loans and the principal amount to be paid.
Each such partial prepayment of the Loans shall be in an integral multiple of $500,000, shall be accompanied by the payment of accrued interest on the principal repaid to the date of payment and shall be applied first to the principal of Base Rate Loans and then to the principal of Eurodollar Rate Loans. Each partial prepayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank's Syndicated Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.
4.  CERTAIN GENERAL PROVISIONS.
4.1.  Certain Fees.
4.1.1. Closing Fee. The Borrower agrees to pay to the Agent for the pro rata accounts of the Banks on the Closing
Date a closing fee in the amount of $90,000.
4.1.2. Agent's Fee. The Borrower agrees to pay to the Agent the fees described in the letter dated as of the date hereof, between the Agent and the Borrower (the "Agent's
Side Letter") in accordance with the terms and conditions thereof.
4.2. Facility Fee. The Borrower agrees to pay to the Agent for the accounts of the Banks in accordance with their respective Commitment Percentages a facility fee calculated at the rate of the Applicable Facility Fee Percentage on the average daily amount during each calendar quarter or portion thereof from the Closing
Date to the Revolving Credit Loan Maturity Date of the Total
Commitment during such calendar quarter. The facility fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Revolving Credit Maturity Date or any earlier date on which the Commitments shall terminate.
4.3.  Funds for Payments.
4.3.1. Payments to Agent. All payments of principal, interest, commitment fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Banks and the Agent, at the Agent's Head Office or at such other location in the Boston, Massachusetts area that the Agent may from time to time designate, in each case in immediately available funds.
4.3.2. No Offset, etc. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other
Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.
4.4. Computations. All computations of interest on Competitive Bid Loans or Eurodollar Rate Loans and fees shall be based on a 360-day year and paid for the actual number of days elapsed. All computations of interest on Base Rate Loans shall be based on a 365-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to Eurodollar Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business
Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Records from time to time shall be considered correct and binding on the Borrower unless within five (5) Business Days after the Borrower's receipt of any notice from the Agent or any of the Banks of such outstanding amount, the Borrower shall notify the Agent or such Bank to the contrary.
4.5. Inability to Determine Eurodollar Rate. In the event that, prior to the commencement of any Interest Period relating to any Eurodollar Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks. In such event (i) any Loan Request or Conversion Request with respect to Eurodollar Rate Loans shall be automatically withdrawn and, shall be deemed a request for Base Rate Loans, (ii) each Eurodollar Rate
Loan will automatically, on the last day of the then current Interest Period thereof, become a Base Rate Loan, and (iii) the obligations of the Banks to make Eurodollar Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Banks.
4.6. Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain Eurodollar Rate Loans, such Bank shall forthwith give notice of such circumstances to the Borrower and the other Banks and thereupon (i) the commitment of such Bank to make Eurodollar Rate Loans or convert Loans of another Type to Eurodollar Rate Loans shall forthwith be suspended and (ii) such Bank's Syndicated Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Eurodollar Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Agent for the account of such Bank, upon demand by such Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this sect.4.6, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate
Loans hereunder.
4.7. Additional Costs, etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:
(a) subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan
Documents, such Bank's Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Bank or the Agent), or
(b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Loans or any other amounts payable to any Bank or the Agent under this Credit Agreement or the other Loan Documents, or
(c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements
(whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Bank, or
(d) impose on any Bank or the Agent any other conditions or requirements with respect to this Credit
Agreement, the other Loan Documents, the Loans, such Bank's Commitment, or any class of loans or commitments of which any of the Loans or such Bank's Commitment forms a part, and the result of any of the foregoing is
(i) to increase the cost to any Bank of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Bank's Commitment, or
(ii) to reduce the amount of principal, interest or other amount payable to such Bank or the Agent hereunder on account of such Bank's Commitment or any of the Loans, or
(iii) to require such Bank or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as will be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or other sum.
4.8. Capital Adequacy. If after the date hereof any Bank or the Agent determines that (i) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (ii) compliance by such Bank or the Agent or any corporation controlling such Bank or the Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Bank's or the Agent's commitment with respect to any Loans to a level below that which such Bank or the Agent could have achieved but for such adoption, change or compliance
(taking into consideration such Bank's or the Agent's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by such Bank or (as the case may be) the Agent to be material, then such Bank or the Agent may notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrower agrees to pay such Bank or (as the case may be) the Agent the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Bank or (as the case may be) the Agent of a certificate in accordance with sect.4.9 hereof. Each
Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.
4.9. Certificate. A certificate setting forth any additional amounts payable pursuant to sect.4.7 or 4.8 and a brief explanation of such amounts which are due, submitted by any Bank or the Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.
4.10. Indemnity. The Borrower agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Bank may sustain or incur as a consequence of (i) default by the Borrower in payment of the principal amount of or any interest on any Eurodollar Rate Loans or Competitive Bid Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its Eurodollar Rate Loans or Competitive Bid Rate Loans, (ii) default by the Borrower in making a borrowing after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with sect.2.2 or sect.2.8 or a Notice of Competitive Bid Borrowing in accordance with sect.2.3.1(f) hereof, or (iii) the making of any payment of a Eurodollar Rate Loan or Competitive Bid Rate
Loan or the making of any conversion of any such Eurodollar Rate
Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain any such Loans.
4.11.  Interest After Default.
4.11.1. Overdue Amounts. Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to four percent (4%) above the Base Rate until such amount shall be paid in full (after as well as before judgment).
4.11.2. Amounts Not Overdue. During the continuance of a Default or an Event of Default the principal of the Loans not overdue shall, until such Default or Event of Default has been cured or remedied or such Default or Event of Default has been waived by the Majority Banks pursuant to sect.24, bear interest at a rate per annum equal to the greater of (i) four percent (4%) above the rate of interest otherwise applicable to such Loans or (ii) the rate of interest applicable to overdue principal pursuant to sect.4.11.1.
4.12. Guaranties. The payment and performance of the Obligations shall be guaranteed by each Subsidiary of the Borrower which becomes a party to a Guaranty pursuant to sect. 7.5.1 or sect. 7.11.
5.  REPRESENTATIONS AND WARRANTIES.
The Borrower represents and warrants to the Banks and the Agent as follows:
5.1.  Corporate Authority.
5.1.1.  Incorporation; Good Standing.  Each of the
Borrower and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (ii) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a materially adverse effect on the business, assets or financial condition of the Borrower or its Subsidiaries.
5.1.2. Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan
Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (i) are within the corporate authority of such Person, (ii) have been duly authorized by all necessary corporate proceedings, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or any of its Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or any of its Subsidiaries and (iv) do not conflict with any provision of the corporate charter or bylaws of, or any agreement or other instrument binding upon, the Borrower or any of its Subsidiaries other than the Revolving Credit
Agreement referred to in sect.9.10, which agreement will be terminated on the Closing Date and the Obligations with respect to which will be repaid in full on the Closing Date.
5.1.3. Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.
5.2. Governmental Approvals. The execution, delivery and performance by the Borrower and any of its Subsidiaries of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.
5.3.  Title to Properties; Leases.  Except as indicated on
Schedule 5.3 hereto, the Borrower and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.
5.4. Financial Statements. There has been furnished to the Agent a consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income for the fiscal year then ended, including the opinion thereof expressed by and signed by the Borrower's independent certified public accountants. Such balance sheet and statement of income have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition of the Borrower as at the close of business on the date thereof and the results of operations for the fiscal year then ended. There are no contingent liabilities of the Borrower or any of its Subsidiaries as of such date involving material amounts, known to the Borrower not disclosed in said balance sheet and the related notes thereto.
5.5.  No Material Changes, etc.  Since the Balance Sheet
Date there has occurred no materially adverse change in the financial condition or business of the Borrower and its Subsidiaries as shown on or reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, or the consolidated statement of income for the fiscal year then ended, other than changes in the ordinary course of business that have not had any materially adverse effect on the business or financial condition of the Borrower and its Subsidiaries on a consolidated basis. Except as set forth on Schedule 5.5 hereto, the Borrower has not, since the Balance Sheet Date, made any Distributions.
5.6.  Franchises, Patents, Copyrights, etc.  Each of the
Borrower and its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.
5.7. Litigation. There are no actions, suits, proceedings or investigations of any kind pending or threatened against the Borrower or any of its Subsidiaries before any court, tribunal or administrative agency or board that, if adversely determined, might, in any case materially adversely affect the properties, assets, financial condition or business of the Borrower and its Subsidiaries on a consolidated basis or materially impair the right of the Borrower and its Subsidiaries, considered as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrower, or which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.
5.8.  No Materially Adverse Contracts, etc.  Neither the
Borrower nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of the Borrower and of its Subsidiaries on a consolidated basis. Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the Borrower's officers, to have any materially adverse effect on the business of the Borrower and its Subsidiaries on a consolidated basis.
5.9. Compliance With Other Instruments, Laws, etc. Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of the Borrower and its Subsidiaries on a consolidated basis.
5.10. Tax Status. The Borrower and its Subsidiaries (i) have made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (ii) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (iii) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the Borrower knows of no basis for any such claim.
5.11. No Event of Default. No Default or Event of Default has occurred and is continuing.
5.12.  Holding Company and Investment Company
Acts. Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an
"investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.
5.13. Absence of Financing Statements, etc. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of the Borrower or any of its Subsidiaries or rights thereunder.
5.14. Chief Executive Office. The Borrower's chief executive office is located at 500 Main Street, Groton, Massachusetts 01471.
5.15.  Certain Transactions.  Except as set forth on
Schedule 5.15, none of the officers, directors, or employees of the Borrower or any of its Subsidiaries is presently a party to any transaction with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.
5.16.  Employee Benefit Plans.
5.16.1. In General. Each Employee Benefit Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions.
The Borrower has heretofore delivered to the Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under sect.103(d) of ERISA, with respect to each Guaranteed Pension Plan.
5.16.2.  Terminability of Welfare Plans.  Under each
Employee Benefit Plan which is an employee welfare benefit plan within the meaning of sect.3(1) or sect.3(2)(B) of ERISA, no benefits are due unless the event giving rise to the benefit entitlement occurs prior to plan termination (except as required by Title I, Part 6 of ERISA). The Borrower or an
ERISA Affiliate, as appropriate, may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrower or such ERISA Affiliate without liability to any Person.
5.16.3. Guaranteed Pension Plans. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of sect.302(f) of ERISA, or otherwise, has been timely made.
No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA
Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC.
Based on the latest valuation of each Guaranteed Pension
Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of sect.4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension
Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.
5.16.4. Multiemployer Plans. Neither the Borrower nor any ERISA Affiliate has incurred any material liability
(including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under sect.4201 of ERISA or as a result of a sale of assets described in sect.4204 of ERISA. Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of sect.4241 or sect.4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under sect.4041A of ERISA.
5.17. Purpose of Loans; Regulations U and X. The proceeds of the Loans shall be used (a)(i) to finance acquisitions permitted by sect.7.5, and (ii) to finance repurchases of the Borrower's common stock and other Distributions to the extent permitted by sect.7.4 and (b) for working capital and general corporate purposes. No portion of any Loan is to be used, except as otherwise permitted herein, for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224, nor is any portion of any Loan to be used in any manner which, after giving effect to sect.7.5.1 and Permitted Acquisitions or to sect.7.11 or otherwise, would be in violation of such Regulations U or X.
5.18. Environmental Compliance. The Borrower has taken all necessary steps to investigate the past and present condition and usage of the Real Estate and the operations conducted thereon and, based upon such diligent investigation, has determined that:
(a) none of the Borrower, its Subsidiaries or any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the
Comprehensive Environmental Response, Compensation and
Liability Act of 1980 as amended ("CERCLA"), the Superfund
Amendments and Reauthorization Act of 1986 ("SARA"), the
Federal Clean Water Act, the Federal Clean Air Act, the
Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental
Laws"), which violation would have a material adverse effect on the environment or the business, assets or financial condition of the Borrower and its Subsidiaries on a consolidated basis;
(b) except as set forth on Schedule 5.18 attached hereto: neither the Borrower nor any of its Subsidiaries has received notice from any third party including, without limitation, any federal, state or local governmental authority,
(i) that any one of them has been identified by the United
States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part
300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. sect.6903(5), any hazardous substances as defined by 42 U.S.C. sect.9601(14), any pollutant or contaminant as defined by 42 U.S.C. sect.9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous
Substances") which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or
(iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;
(c) except as set forth on Schedule 5.18 attached hereto: (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous
Substances except in accordance with applicable
Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate; (ii) in the course of any activities conducted by the Borrower, its Subsidiaries or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Borrower or its Subsidiaries, which releases would have a material adverse effect on the value of any of the Real Estate or adjacent properties or the environment; (iv) to the best of the Borrower's knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Real Estate; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable
Environmental Laws, which transporters and facilities have been and are, to the best of the Borrower's knowledge, operating in compliance with such permits and applicable
Environmental Laws; and
(d) None of the Borrower and its Subsidiaries, or any of the other Real Estate is subject to any applicable environmental law requiring the performance of Hazardous
Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other
Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of any Mortgage or to the effectiveness of any other transactions contemplated hereby.
5.19. Subsidiaries, etc. Schedule 5.19 hereto sets forth all Subsidiaries of the Borrower. Except as set forth on Schedule 5.19 hereto, neither the Borrower nor any Subsidiary of the Borrower is engaged in any joint venture or partnership with any other person.
Except for domestic Subsidiaries of the Borrower which are party to a Guaranty, no domestic Subsidiary of the Borrower is presently engaged in business activities of any kind or nature (except that such Subsidiary may have qualified to do business in a foreign jurisdiction), (b) has a net worth or assets of more than a de minimus value or (c) has issued any capital stock to any person other than the Borrower or a Subsidiary of the Borrower.
5.20. Disclosure. No representation or warranty made by the Borrower or any of its Subsidiaries in this Credit Agreement or any agreement, instrument, document, certificate or other written statement furnished to the Agent or any Bank by or on behalf of the Borrower or any of its Subsidiaries in connection with any of the transactions contemplated by any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they are made.
5.21.  Fiscal Year.  Each of the Borrower and its
Subsidiaries has a fiscal year which ends during June of each calendar year and fiscal quarters which end during September, December and March of each calendar year.
5.22. Solvency. The Borrower and its subsidiaries on a consolidated basis (both before and after giving effect to the transactions contemplated by the Credit Agreement and the other
Loan Documents (i) is solvent, (ii) has assets having a fair value in excess of its liabilities, (iii) has assets having a fair value in excess of the amount required to pay its liabilities on its debts as they become due and matured, and (iv) has, and expects to continue to have, access to adequate capital for the conduct of its business and the ability to pay its debts as they mature.
6.  AFFIRMATIVE COVENANTS OF THE BORROWER.
The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Bank has any obligation to make any
Loans:
6.1. Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and the closing fees, facility fees and Agent's fee provided for in this Credit Agreement, all in accordance with the terms of this Credit Agreement and the Notes.
6.2. Maintenance of Office. The Borrower will maintain its chief executive office in Groton, Massachusetts, or at such other place in the United States of America as the Borrower shall designate upon written notice to the Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents may be given or made.
6.3. Records and Accounts. The Borrower will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles; (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves; and (c) will at all times have engaged Deloitte & Touche, LLP or other independent certified public accountants satisfactory to the Agent as its accountants, with no more than thirty (30) days elapsing between the termination of any such accountants as the Borrower's accountants and the engagement of successor accountants satisfactory to the Agent.
6.4.  Financial Statements, Certificates and
Information.  The Borrower will deliver to each of the Banks:
(a) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries and the consolidating balance sheet of the Borrower and its Subsidiaries, each as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income and consolidating statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated and consolidating statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and certified without qualification by Deloitte &
Touche LLP or by other independent certified public accountants satisfactory to the Agent together with a written statement from such accountants to the effect that they have read a copy of this Credit Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default;
provided that such accountants shall not be liable to the Banks for failure to obtain knowledge of any Default or Event of Default;
(b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of the Borrower, copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries and the unaudited consolidating balance sheet of the Borrower and its Subsidiaries, each as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income and consolidating statement of cash flow for the portion of the Borrower's fiscal year then elapsed, all in reasonable detail and prepared in accordance with generally accepted accounting principles, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments);
(c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Borrower in substantially the form of Exhibit G hereto and setting forth in reasonable detail computations evidencing compliance with the covenants contained in sect.8 and (if applicable) reconciliations to reflect changes in generally accepted accounting principles since the Balance
Sheet Date;
(d) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Borrower; and
(e) from time to time such other financial data and information (including accountants' management letters) as the Agent or any Bank may reasonably request.
6.5.  Notices.
6.5.1. Defaults. The Borrower will promptly notify the Agent and each of the Banks in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default
(whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal or surety, the Borrower shall forthwith give written notice thereof to each of the Banks, describing the notice or action and the nature of the claimed default.
6.5.2. Environmental Events. The Borrower will promptly give notice to the Agent (i) of any violation of any Environmental Law that the Borrower or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and (ii) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that has the potential to materially affect the assets, liabilities, financial conditions or operations of the Borrower and its Subsidiaries on a consolidated basis.
6.5.3. Notice of Litigation and Judgments.  The
Borrower will, and will cause each of its Subsidiaries to, give notice to the Agent in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Borrower or any of its Subsidiaries that could reasonably be expected to have a materially adverse effect on the Borrower and its Subsidiaries on a consolidated basis and stating the nature and status of such litigation or proceedings. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Agent, in writing, in form and detail satisfactory to the Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $1,000,000.
6.6.  Corporate Existence; Maintenance of
Properties. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and those of its Subsidiaries and will not, and will not cause or permit any of its Subsidiaries to, convert to a limited liability company or limited liability partnership. The Borrower (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (iii) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this sect.6.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or those of its Subsidiaries or terminating the corporate existence of any Subsidiary if such discontinuance or termination is, in the judgment of the Borrower, desirable in the conduct of its or their business and that do not in the aggregate materially adversely affect the business of the Borrower and its Subsidiaries on a consolidated basis.
6.7. Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.
6.8. Taxes. The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges (other than taxes, assessments and other governmental charges imposed by foreign jurisdictions that in the aggregate are not material to the business or assets of the Borrower on an individual basis or of the Borrower and its Subsidiaries on a consolidated basis) imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.
6.9.  Inspection of Properties and Books, etc.
6.9.1. General. The Borrower shall permit the Banks, through the Agent or any of the Banks' other designated representatives, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), to conduct periodic commercial finance examinations, and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Agent or any Bank may reasonably request.
6.9.2. Communication with Accountants. The Borrower authorizes the Agent and, if accompanied by the Agent, the Banks to communicate directly with the Borrower's independent certified public accountants following advance notice to the Borrower offering the Borrower the opportunity to be part of any oral communication with such accountants and authorizes such accountants to disclose to the Agent and the Banks any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Borrower or any of its Subsidiaries. At the request of the Agent, the Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this sect.6.9.2.
6.10.  Compliance with Laws, Contracts, Licenses, and
Permits. The Borrower will, and will cause each of its Subsidiaries to, comply with (i) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its charter documents and by-laws, (iii) all agreements and instruments by which it or any of its properties may be bound and (iv) all applicable decrees, orders, and judgments. If at any time while any Loan or Note is outstanding or either Bank has any obligation to make Loans hereunder, any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower may fulfill any of its obligations hereunder, the Borrower will immediately take or cause to be taken all reasonable steps within the power of the Borrower to obtain such authorization, consent, approval, permit or license and furnish the Banks with evidence thereof.
6.11. Employee Benefit Plans. The Borrower will (i) promptly upon filing the same with the Department of Labor or Internal Revenue Service, furnish to the Agent a copy of the most recent actuarial statement required to be submitted under sect.103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (ii) promptly upon receipt or dispatch, furnish to the Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under sect.sect.302, 4041, 4042, 4043, 4063, 4065,
4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under sect.sect.4041A, 4202, 4219, 4242, or 4245 of ERISA.
6.12. Use of Proceeds. The Borrower will use the proceeds of the Loans solely to finance acquisitions permitted by sect.7.5 and repurchases of the Borrower's common stock or other Distributions to the extent permitted by sect.7.4 and for working capital and general corporate purposes, and not in violation of Regulations U or X of the Board of Governors of the Federal Reserve System, 12
C.F.R. Parts 221 and 224.
6.13. Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Banks and the Agent and execute such further instruments and documents as the Banks or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit
Agreement and the other Loan Documents.
7.  CERTAIN NEGATIVE COVENANTS OF THE BORROWER.
The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Bank has any obligation to make any
Loans:
7.1. Restrictions on Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:
(a) Indebtedness to the Banks and the Agent arising under any of the Loan Documents;
(b) current liabilities of the Borrower incurred in the ordinary course of business not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;
(c) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of sect.6.8;
(d) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;
(e) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;
(f)  obligations under Capitalized Leases not exceeding
$5,000,000 in aggregate amount at any time outstanding;
(g) Indebtedness incurred in connection with the acquisition after the date hereof of any real or personal property by the Borrower or any Subsidiary of the Borrower, provided that the aggregate principal amount of such Indebtedness of the Borrower and its Subsidiaries shall not exceed the aggregate amount of $5,000,000 at any one time;
(h)  Indebtedness existing on the date of this Credit
Agreement and listed and described on Schedule 7.1 hereto;
(i) Indebtedness of a Subsidiary of the Borrower to the Borrower existing on the Closing Date, and after the Closing
Date, in an aggregate amount not to exceed $5,000,000 at any one time;
(j) Indebtedness of the Borrower to any Subsidiary of the Borrower in an aggregate amount not to exceed
$5,000,000 at any one time;
(k) Indebtedness in respect of (i) overseas lines of credit of the Borrower or any of its Subsidiaries, (ii) equipment leases entered into by the Borrower or any of its Subsidiaries; (iii) letters of credit, (iv) the granting of surety, appeal, bid, performance or other similar bonds or (v) guaranties or other contingent obligations in respect of Indebtedness of any Person, all of which, in the aggregate, shall not exceed $10,000,000, and
(l) Indebtedness with respect to interest rate protection agreements between the Borrower and any of the Banks, and
(m) Indebtedness for borrowed money, debt or similar monetary obligations assumed in respect of Permitted
Acquisitions, to the extent permitted by paragraph 2(b) of the definition thereof, and other Indebtedness assumed in respect of Permitted Acquisitions and existing prior to the date of any Permitted Acquisition and not created in contemplation thereof;
(n) Indebtedness not expressly permitted under Subsections (a) through (m) of this sect.7.1 in an aggregate amount not to exceed $2,000,000 at any time.
7.2. Restrictions on Liens. The Borrower will not, and will not permit any of its Subsidiaries to, (i) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (ii) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (iii) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (iv) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (v) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; provided that the Borrower and any Subsidiary of the Borrower may create or incur or suffer to be created or incurred or to exist:
(a) liens to secure taxes, assessments and other government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue;
(b) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;
(c) liens on properties in respect of judgments or awards, the Indebtedness with respect to which is permitted by sect.7.1(d);
(d) liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties, in existence less than one hundred twenty (120) days from the date of creation thereof in respect of obligations not overdue;
(e) encumbrances consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which the Borrower or a Subsidiary of the Borrower is a party, and other minor liens or encumbrances none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower and its Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrower individually or of the Borrower and its Subsidiaries on a consolidated basis;
(f) presently outstanding liens listed on Schedule 7.2 hereto;
(g) purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted by sect.7.1(g), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired.
(h) rights of lessors under Capitalized Leases permitted by sect.7.1(f);
(i)  liens on assets acquired pursuant to Permitted
Acquisitions and securing Indebtedness otherwise permitted by sect.7.1(m) and the definition of Permitted Acquisitions;
and
(j)  liens on any capital stock of the Borrower or other
Margin Stock for so long as such stock constitutes Margin
Stock.
7.3. Restrictions on Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:
(a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower;
(b) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000, and demand deposits or certificates of deposit of foreign banks having total assets in excess of the equivalent of $25,000,000,000;
(c) securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than "P 1" if rated by Moody's Investors
Services, Inc., and not less than "A 1" if rated by Standard and Poor's;
(d) Investments existing on the date hereof and listed on Schedule 7.3 hereto;
(e) Investments with respect to Indebtedness permitted by sect.7.1(i) and sect.7.1(j) so long as such entities remain Subsidiaries of the Borrower;
(f)  Investments consisting of any Guaranty;
(g) Investments consisting of promissory notes received as proceeds of asset dispositions permitted by sect.7.5.2;
(h) Investments consisting of loans and advances to employees for moving, entertainment, travel, hardship and other similar expenses in the ordinary course of business not to exceed $1,000,000 in the aggregate at any time outstanding; and
(i) tax exempt municipal bonds or bond funds rated AA or higher by Standard and Poor's Ratings Group or Moody's
Investors Services, Inc.;
(j)  Investments (existing as of the Closing Date) in
Subsidiaries;
(k) Investments in respect of Permitted Acquisitions to the extent permitted by the definition thereof;
(l) Investments by a foreign Subsidiary in marketable direct or guaranteed obligations of the national government of its country of incorporation that mature within one (1) year following the date of purchase by such Subsidiary;
(m) Investments by the Borrower in its capital stock held as Treasury stock (existing as of the Closing Date or to the extent repurchased in accordance with the requirements of sect.7.4) or in any employee benefit plan of the Borrower;
and
(n) Investments not otherwise expressly permitted under Subsections (a)-(m) of this sect.7.3, in an aggregate amount not to exceed $3,000,000 at any one time.
7.4. Distributions. The Borrower will not make any Distributions; provided, however, that so long as no Default or Event of Default has occurred and is continuing or would occur after giving effect thereto, and subject in particular to the Borrower's continuing compliance with its covenants set forth in sect.sect.8.1-8.3 hereof, the Borrower may pay dividends on its common stock in an aggregate amount not to exceed $25,000,000 in any fiscal year of the Borrower and may make repurchases of its own issued and outstanding common stock pursuant to any stock repurchase plan approved by its Board of Directors in an aggregate amount not to exceed, when combined with cash dividends paid in compliance with this sect.7.4, $100,000,000.
7.5.  Merger, Consolidation.
7.5.1. Mergers and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except (a) the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower, (b) the merger or consolidation of two or more Subsidiaries of the Borrower, or
(c) Permitted Acquisitions.
7.5.2. Disposition of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets, other than (a) the sale of inventory, (b) the license or lease of intellectual property in the ordinary course of business, and (c) the disposition of assets, in each case set forth in clauses (a), (b) and (c) hereof in the ordinary course of business and consistent with past practices, (d) dispositions of capital stock of the Borrower and other Margin Stock for so long as such stock constitutes Margin Stock, and (e) other dispositions of assets in an aggregate amount not to exceed the lesser of (i)
$5,000,000 and (ii) five percent (5%) of Consolidated Total
Assets (determined as of the date or dates of such dispositions).
7.6. Sale and Leaseback. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Borrower or any Subsidiary of the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Borrower or any Subsidiary of the Borrower intends to use for substantially the same purpose as the property being sold or transferred, other than a sale and leaseback arrangement related to the Borrower's Flagstaff, Arizona telemarketing facility under construction as of the date hereof, in an aggregate amount not to exceed $3,000,000.
7.7. Compliance with Environmental Laws. Except as set forth in Schedule 5.18 hereto, the Borrower will not, and will not permit any of its Subsidiaries to, (i) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (ii) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (iii) generate any Hazardous Substances on any of the Real Estate, (iv) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or (v) otherwise conduct any activity at any Real Estate or use any Real
Estate in any manner that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law.
7.8. Employee Benefit Plans. Neither the Borrower nor any ERISA Affiliate will:
(a) engage in any "prohibited transaction" within the meaning of sect.406 of ERISA or sect.4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or
(b) permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency", as such term is defined in sect.302 of ERISA, whether or not such deficiency is or may be waived; or
(c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension
Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to sect.302(f) or sect.4068 of ERISA;
or
(d) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of sect.4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities.
7.9. Fiscal Year. Neither the Borrower nor any of its Subsidiaries will change the date of the end of its fiscal year or any fiscal quarter from that set forth in sect.5.22 hereof.
7.10.  Prohibition on Negative Pledges.  Neither the
Borrower nor any of its Subsidiaries will enter into, or be or become bound by or subject to, any agreement prohibiting the creation or assumption of any lien or security interest upon its properties, whether now owned or hereafter acquired.
7.11.
  Creation and Maintenance of Subsidiaries.  Neither the
Borrower nor any of its Subsidiaries shall create any Subsidiary
(other than any Subsidiaries existing on the Closing Date and disclosed in sect.5.19 hereto) unless (a) one hundred percent (100%) of the capital stock or other equity interests (subject to the exclusion of any legally required directors' qualifying shares) of such Subsidiary are owned directly or indirectly by the Borrower,
(b) prior to the formation of such Subsidiary, the Borrower shall notify the Agent and the Banks thereof, and (c) contemporaneously with the formation of such Subsidiary, the Borrower shall (i) cause such Subsidiary to guaranty all of the Obligations hereunder pursuant to a Guaranty, which Guaranty shall be a Loan Document hereunder, and (ii) cause such Subsidiary to deliver to the Banks and the Agent satisfactory evidence of proper corporate authorization and legal opinions with respect to such Guaranty. In the event that any domestic Subsidiary existing on the Closing Date and disclosed on Schedule 5.19 shall hereafter become engaged in business of any kind or nature (except that such Subsidiary is qualified to do business in a foreign jurisdiction), shall have a net worth or assets of more than a de minimus value or shall have issued any capital stock to any person other than the Borrower or a Subsidiary of the Borrower, then the Borrower shall immediately notify the Agent and the Banks thereof and shall immediately cause such Subsidiary to comply with the requirement of such subsection
(c) hereof.
7.12. Conduct of Business. The Borrower will not, without the prior written consent of the Agent and the Majority Banks, conduct any business or operations materially different from those conducted by it on the Closing Date.
8.  FINANCIAL COVENANTS OF THE BORROWER.
8.1. Funded Debt to EBITDA. The Borrower will not as of the end of any four (4) consecutive fiscal quarters of the Borrower ending on any quarter end, permit the ratio of (a) Consolidated
Funded Debt as at such quarter end to (b) EBITDA for such four (4) consecutive fiscal quarters then ended to be greater than 2.0:1.0.
8.2.  Minimum Fixed Charge Coverage Ratio.  The
Borrower will not, as at the end of any four (4) consecutive fiscal quarters of the Borrower ending on any quarter end, permit the ratio of (a) EBITDA for such period minus Capital Expenditures for such period to (b) Consolidated Total Interest Expense for such period plus any scheduled amortization payments on Indebtedness permitted by sect.7.1, to be less than 3.5:1.0.
8.3. Consolidated Net Worth. The Borrower will not permit Consolidated Net Worth at any time to be less than the sum of $50,000,000 plus (ii) on a cumulative basis, fifty percent (50%) of positive Consolidated Net Income for each fiscal quarter beginning with the fiscal quarter ended March 29, 1997.
9.  CLOSING CONDITIONS.
The obligations of the Banks to make the initial Loans shall be subject to the satisfaction of the following conditions precedent on or prior to March 31, 1997:
9.1. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Banks. Each Bank shall have received a fully executed copy of each such document.
9.2.  Certified Copies of Charter Documents.  Each of the
Banks shall have received from the Borrower a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of (i) its charter or other incorporation documents as in effect on such date of certification, and (ii) its by-laws as in effect on such date.
9.3. Corporate Action. All corporate action necessary for the valid execution, delivery and performance by the Borrower and each of its Subsidiaries of this Credit Agreement and the other
Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Banks shall have been provided to each of the Banks.
9.4. Incumbency Certificate. Each of the Banks shall have received from the Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower, and giving the name and bearing a specimen signature of each individual who shall be authorized: (i) to sign, in the name and on behalf of the Borrower, each of the Loan Documents; (ii) to make Loan Requests, Conversion Requests, Competitive Bid Quote
Requests and Notices of Competitive Bid Borrowing; and (iii) to give notices and to take other action on its behalf under the Loan
Documents.
9.5. UCC Search Results. The Agent shall have received from the Borrower the results of UCC searches in jurisdictions certified by the Borrower as constituting the location of all offices and locations, including the chief executive office, of the Borrower and in such other jurisdictions as the Agent may request, indicating no liens other than Permitted Liens and otherwise in form and substance satisfactory to the Agent.
9.6. Certificates of Insurance. The Agent shall have received a certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions hereof.
9.7. Solvency Certificate. Each of the Banks shall have received an officer's certificate of the Borrower dated as of the Closing Date as to the solvency of the Borrower and its Subsidiaries following the consummation of the transactions contemplated herein and in form and substance satisfactory to the Banks.
9.8. Opinions of Counsel. Each of the Banks and the Agent shall have received a favorable opinion addressed to the Banks and the Agent, dated as of the Closing Date, in form and substance satisfactory to the Banks and the Agent, from Hill &
Barlow, counsel to the Borrower and its Subsidiaries.
9.9. Payment of Fees. The Borrower shall have paid to the Banks or the Agent, as appropriate, the closing fee and Agent's fee pursuant to sect.4.1.
9.10.  Repayment of Existing Indebtedness.  The
Borrower shall have repaid all obligations to FNBB under the Revolving Credit Agreement dated as of August 28, 1996 between the Borrower and FNBB, including principal, interest, fees and other amounts owing thereunder, and FNBB shall have returned to the Borrower the Note (as defined in such Revolving Credit
Agreement dated as of August 28, 1996), marked "Cancelled" or "Paid in Full".
10.  CONDITIONS TO ALL BORROWINGS.
The obligations of the Banks to make any Loan, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:
10.1. Representations True; No Event of Default. Each of the representations and warranties of any of the Borrower and its Subsidiaries contained in this Credit Agreement, the other Loan
Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.
10.2. No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Loan.
10.3. Governmental Regulation. Each Bank shall have received such statements in substance and form reasonably satisfactory to such Bank as such Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.
10.4. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Credit
Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Banks and to the Agent and the Agent's Special Counsel, and the Banks, the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.
11.  EVENTS OF DEFAULT; ACCELERATION; ETC.
11.1. Events of Default and Acceleration. If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:
(a) the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
(b) the Borrower shall fail to pay any interest on the Loans, the facility fee, or other sums due hereunder or under any of the other Loan Documents, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
(c) the Borrower shall fail to comply with any of its covenants contained in sect.sect.6, 7 or 8;
(d) the Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this sect.11) for fifteen (15) days after written notice of such failure has been given to the Borrower by the Agent;
(e) any representation or warranty of the Borrower or any of its Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;
(f) the Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Leases, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound (excluding, however, any such term, covenant or agreement relating to the pledge or disposition of capital stock of the Borrower or other Margin
Stock for so long as such stock constitutes Margin Stock), evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;
(g) the Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any of its Subsidiaries or of any substantial part of the assets of the Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to the Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries and the Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within forty-five (45) days following the filing thereof;
(h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;
(i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty days, whether or not consecutive, any final judgment against the Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against the Borrower or any of its Subsidiaries exceeds in the aggregate $1,000,000;
(j) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded, in each case otherwise than with the express prior written agreement, consent or approval of the Banks, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the loan documents shall be commenced by or on behalf of the Borrower or any of its Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;
(k) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Majority Banks shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $2,000,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United
States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Guaranteed Pension Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension
Plan;
(l) the Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;
(m) there shall occur any material damage to, or loss, theft or destruction of, any assets of the Borrower or its Subsidiaries, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower or any of its Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a material adverse effect on the business or financial condition of the Borrower and its Subsidiaries on a consolidated basis;
(n) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would have a material adverse effect on the business or financial condition of the Borrower and its Subsidiaries on a consolidated basis;
(o) the Borrower or any of its Subsidiaries shall be indicted for a state or federal crime, or any civil or criminal action shall otherwise have been brought or threatened against the Borrower or any of its Subsidiaries, a punishment for which in any such case could include the forfeiture of any assets of the Borrower and its Subsidiaries having a fair market value in excess of $5,000,000; or
(p) (i) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended, but other than Jay Rhoads and/or Richard
Rhoads) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of twenty percent
(20%) or more of the outstanding shares of common stock of the Borrower; (ii) Jay Rhoads and/or Richard Rhoads shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange
Commission under said Act) of twenty-five percent (25%) or more of the outstanding shares of common stock of the Borrower; or (iii) during any period of twelve (12) consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower;
then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Majority Banks shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan
Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in sect.11.1(g), 11.1(h) or 11.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Bank.
11.2. Termination of Commitments. If any one or more of the Events of Default specified in sect.11.1(g), sect.11.1(h) or sect.11.1(j) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Banks shall be relieved of all obligations to make Loans to the Borrower. If any other Event of Default shall have occurred and be continuing, or if on any Drawdown Date the conditions precedent to the making of the Loans to be made on such Drawdown Date are not satisfied, the Agent may and, upon the request of the Majority Banks, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Loans. If any such notice is given to the Borrower the Agent will forthwith furnish a copy thereof to each of the Banks. No termination of the credit hereunder shall relieve the Borrower of any of the Obligations or any of its existing obligations to any of the Banks arising under other agreements or instruments.
11.3. Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Loans pursuant to sect.11.1, each Bank, if owed any amount with respect to the Loans, may, with the consent of the Majority Banks but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank.
No remedy herein conferred upon any Bank or the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.
12.  SETOFF.
Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to the Borrower and any securities or other property of the Borrower in the possession of such Bank may be applied to or set off by such Bank against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Bank. Each of the Banks agrees with each other Bank that (i) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Bank, other than Indebtedness evidenced by the Notes held by such Bank, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Bank, and (ii) if such Bank shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by such Bank by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Notes held by all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Notes held by its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.
13.  THE AGENT.
13.1.  Authorization.
(a) The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.
(b) The relationship between the Agent and each of the Banks is that of an independent contractor. The use of the term "Agent" is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Banks.
Nothing contained in this Credit Agreement nor the other
Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Banks.
(c) As an independent contractor empowered by the Banks to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan
Documents, the Agent is nevertheless a "representative" of the Banks, as that term is defined in Article 1 of the Uniform
Commercial Code, for purposes of actions for the benefit of the Banks and the Agent with respect to all collateral security and guaranties contemplated by the Loan
Documents.
13.2. Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.
13.3. No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.
13.4. No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, any of the other Loan Documents or any instrument at anytime constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes or to inspect any of the properties, books or records of the Borrower or any of its Subsidiaries. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial conditions of the Borrower or any of its Subsidiaries. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.
13.5.  Payments.
13.5.1. Payments to Agent. A payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees promptly to distribute to each Bank such Bank's pro rata share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan
Documents.
13.5.2. Distribution by Agent. If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.
13.5.3. Delinquent Banks. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Bank that fails (i) to make available to the Agent its pro rata share of any Loan or (ii) to comply with the provisions of sect.12 with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and to payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a
"Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A
Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Syndicated Loans. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Syndicated Loans. A
Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Syndicated Loans of the nondelinquent Banks, the Banks' respective pro rata shares of all outstanding Syndicated Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.
13.6. Holders of Notes. The Agent may deem and treat the payee of any Note as the absolute owner thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder.
13.7. Indemnity. The Banks ratably agree hereby to indemnify and hold harmless the Agent and its Affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent or any of its Affiliates has not been reimbursed by the Borrower as required by sect.14), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's or any of its Affiliate's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's or such Affiliate's willful misconduct or gross negligence.
13.8. Agent as Bank. In its individual capacity, FNBB shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes, as it would have were it not also the Agent.
13.9. Resignation. The Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Banks and the Borrower. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Majority
Banks and shall have accepted such appointment within thirty
(30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Corporation. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.
After any retiring Agent's resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.
13.10.  Notification of Defaults and Events of
Default. Each Bank hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this sect.13.10 it shall promptly notify the other Banks of the existence of such Default or Event of Default.
14.  EXPENSES.
The Borrower agrees to pay (i) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan
Documents and the other agreements and instruments mentioned herein, (ii) any taxes (including any interest and penalties in respect thereto) payable by the Agent, any of its Affiliates or any of the Banks (other than taxes based upon the Agent's, such Affiliate's or any Bank's net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Agent and each Bank with respect thereto), (iii) the reasonable fees, expenses and disbursements of the Agent's Special Counsel or any local counsel to the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder,
(iv) the reasonable fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation, syndication, administration or interpretation of the Loan
Documents and other instruments mentioned herein, including in connection with the conduct of any commercial finance examinations, (v) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, which attorneys may be employees of either Bank or the Agent, and reasonable consulting, accounting, appraisal, and similar professional fees and charges) incurred by any Bank or the Agent in connection with (A) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (B) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Bank's or the Agent's relationship with the Borrower or any of its Subsidiaries and (vi) all reasonable fees, expenses and disbursements of any Bank or the Agent incurred in connection with UCC searches. The covenants of this sect.14 shall survive payment or satisfaction of payment of amounts owing with respect to the Notes.
15.  INDEMNIFICATION.
The Borrower agrees to indemnify and hold harmless the Agent and the Banks from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (i) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans, (ii) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan
Documents or (iii) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, the Banks and the Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this sect.15 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this sect.15 shall survive payment of satisfaction in full of all other obligations.
16.  SURVIVAL OF COVENANTS, ETC.
All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Loans, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder.
17.  ASSIGNMENT AND PARTICIPATION.
17.1. Conditions to Assignment by Banks. Except as provided herein, each Bank may assign to one or more Eligible
Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it) and the Notes held by it; provided that (i) each of the Agent and, unless a Default or Event of Default shall have occurred and be continuing, the Borrower shall have given its prior written consent to such assignment, which consent, in the case of the Borrower and the Agent, will not be unreasonably withheld, (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Credit Agreement, (iii) each assignment shall be in an amount that is a whole multiple of $5,000,000, and (iv) each Bank which is a Bank on the date hereof shall retain, free of any such assignment, an amount of its Commitment of not less than $5,000,000, and (v) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit H hereto (an "Assignment and Acceptance"), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (ii) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in sect.17.3, be released from its obligations under this Credit Agreement.
17.2.  Certain Representations and Warranties;
Limitations; Covenants. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:
(a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan
Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage;
(b) the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit
Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;
(c) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in sect.5.4 and sect.6.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;
(d) such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other
Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement;
(e) such assignee represents and warrants that it is an Eligible Assignee;
(f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan
Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;
(g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Bank; and
(h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.
17.3. Register. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Banks and the Commitment Percentage of, and principal amount of the Loans owing to the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of $2,500.
17.4. New Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (i) record the information contained therein in the Register, and (ii) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered
Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning
Bank has retained some portion of its obligations hereunder, a new
Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes. Within five (5) days of issuance of any new Notes pursuant to this sect.17.4, the Borrower shall deliver an opinion of counsel, addressed to the Banks and the Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity and binding effect thereof, in form and substance reasonably satisfactory to the Banks. The surrendered Notes shall be cancelled and returned to the Borrower.
17.5. Participations. Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank's rights and obligations under this Credit Agreement and the other
Loan Documents; provided that (i) each such participation shall be in an amount of not less than $5,000,000, (ii) any such sale or participation shall not affect the rights and duties of the selling
Bank hereunder to the Borrower and (iii) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan
Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Bank as it relates to such participant, reduce the amount of any facility fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.
17.6. Disclosure. The Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices any Bank may disclose information obtained by such Bank pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder;
provided that such assignees or participants or potential assignees or participants shall agree (i) to treat in confidence such information unless such information otherwise becomes public knowledge, (ii) not to disclose such information to a third party, except as required by law or legal process and (iii) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.
17.7.  Assignee or Participant Affiliated with the
Borrower. If any assignee Bank is an Affiliate of the Borrower, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to sect.11.1 or sect.11.2, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan
Documents be made without regard to such assignee Bank's interest in any of the Loans. If any Bank sells a participating interest in any of the Loans to a participant, and such participant is the Borrower or an Affiliate of the Borrower, then such transferor Bank shall promptly notify the Agent of the sale of such participation. A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to sect.11.1 or sect.11.2 to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such transferor Bank in the Loans to the extent of such participation.
17.8. Miscellaneous Assignment Provisions. Any assigning Bank shall retain its rights to be indemnified pursuant to sect.15 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. If FNBB transfers all of its interest, rights and obligations under this Credit Agreement, the Agent shall, in consultation with the Borrower and with the consent of the Borrower and the Majority Banks, appoint another Bank to act as a reference bank hereunder for purposes of the definition of Eurodollar Rate. Anything contained in this sect.17 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Credit Agreement
(including all or any portion of its Notes) to any of the twelve
Federal Reserve Banks organized under sect.4 of the Federal
Reserve Act, 12 U.S.C. sect.341. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.
17.9. Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.
18.  NOTICES, ETC.
Except as otherwise expressly provided in this Credit
Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, telefax or telex and confirmed by delivery via courier or postal service, addressed as follows:
(a)  if to the Borrower, at 500 Main Street, Groton,
Massachusetts 01471, Attention: John F. Fairbanks, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;
(b)  if to the Agent, at 100 Federal Street, Boston,
Massachusetts 02110, USA, Attention: Chris D. Francis, Vice
President, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice;
and
(c)  if to any Bank, at such Bank's address set forth on
Schedule 1 hereto, or such other address for notice as such Bank shall have last furnished in writing to the Person giving the notice.
Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.
19.  GOVERNING LAW.
THIS CREDIT AGREEMENT AND EACH OF THE
OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE
SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS
UNDER THE LAWS OF THE COMMONWEALTH  OF
MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE
CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY
THE LAWS OF SAID COMMONWEALTH  OF
MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE
TO CONFLICTS OR CHOICE OF LAW).  THE BORROWER
AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF
THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN
DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE
COMMONWEALTH  OF MASSACHUSETTS OR ANY
FEDERAL COURT SITTING THEREIN AND CONSENT TO
THE NONEXCLUSIVE JURISDICTION OF SUCH COURT
AND THE SERVICE OF PROCESS IN ANY SUCH SUIT
BEING MADE UPON THE BORROWER BY MAIL AT THE
ADDRESS SPECIFIED IN sect.18.  THE BORROWER
HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR
HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR
ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN
AN INCONVENIENT COURT.
20.  HEADINGS.
The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
21.  COUNTERPARTS.
This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.
22.  ENTIRE AGREEMENT, ETC.
The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in sect.24.
23.  WAIVER OF JURY TRIAL.
The Borrower hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement, the Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of such rights and obligations.
Except as prohibited by law, the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower (i) certifies that no representative, agent or attorney of any Bank or the Agent has represented, expressly or otherwise, that such Bank or the Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that the Agent and the Banks have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.
24.  CONSENTS, AMENDMENTS, WAIVERS, ETC.
Except as otherwise expressly provided in this Credit
Agreement, any consent or approval required or permitted by this Credit Agreement to be given by one or more or all of the Banks may be given, and any term of this Credit Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Credit Agreement or such other instrument or the continuance of any Default or Event of Default may be waived
(either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Banks.
Notwithstanding the foregoing, the rate of interest on the Notes
(other than interest accruing pursuant to sect.4.11.2 following the effective date of any waiver by the Majority Banks of the Default or Event of Default relating thereto), the term of the Notes, the amount of the Commitments of the Banks, and the amount of the facility fee hereunder may not be changed without the written consent of the Borrower and the written consent of each Bank affected thereby; the definition of Majority Banks may not be amended without the written consent of all of the Banks; and the amount of the Agent's fee and sect.13 may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of either Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.
25.  SEVERABILITY.
The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.
26.  PRIOR CREDIT AGREEMENT.
Each of FNBB and the Borrower agree that (a) all amounts outstanding as of the Closing Date under the Revolving Credit
Agreement dated as of August 28, 1996 between the Borrower and FNBB, including principal interest, and fees, have been repaid and
(b) such Agreement, together with all commitments to lend thereunder, are hereby terminated; provided that nothing contained in this sect.26 shall be deemed to terminate those provisions of the Revolving Credit Agreement dated as of August 28, 1996 and the loan documents related thereto regarding indemnification and expense reimbursement, which provisions shall survive the Closing
Date.

IN WITNESS WHEREOF, the undersigned have duly
executed this Credit Agreement as a sealed instrument as of the date first set forth above.
NEW ENGLAND BUSINESS
SERVICE, INC.
By:   /s/ John F. Fairbanks

John F. Fairbanks
Vice President and Chief
Financial Officer
THE FIRST NATIONAL
BANK OF BOSTON,
individually and as Agent
By:   /s/ Chris D. Francis

Chris D. Francis
Vice President
FLEET NATIONAL BANK,
individually and as
Documentation Agent
By:   /s/ Mary M. Barcus

Mary M. Barcus
Vice President